Exhibit 15.3

April 30, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Tenaris S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16-F of Form 20-F, as part of the Form 20-F of Tenaris S.A. dated April 30, 2012. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

PRICE WATERHOUSE & CO. S.R.L.

by /s/ Diego M. Niebuhr (Partner)
Diego M. Niebuhr

Price Waterhouse & Co. S.R.L., Bouchard 557, piso 8°, C1106ABG - Ciudad de Buenos Aires T: +(54.11) 4850.0000, F: +(54.11) 4850.1800, www.pwc.com/ar

© 2011 In Argentina, the member firms of the global network of PricewaterhouseCoopers International Limited are Price Waterhouse & Co. S.R.L, Price Waterhouse & Co. Asesores de Empresas S.R.L. and PricewaterhouseCoopers Jurídico Fiscal S.R.L, each of which, either separately or jointly, are identified as PwC Argentina.